EXHIBIT 99.1

                                                           Contact: Donna Alston
                                                        Director, Communications
                                                                    610-645-1095

FOR RELEASE: April 27, 2000

   PHILADELPHIA SUBURBAN CORPORATION REACHES $17 MILLION RATE SETTLEMENT WITH
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

     BRYN MAWR, PA, April 27 - Philadelphia Suburban Corporation (NYSE:PSC) announced today that its Pennsylvania subsidiaries--Philadelphia Suburban Water Company and Consumers Pennsylvania Water Company--have reached a $17 million rate settlement with the Pennsylvania Public Utility Commission (PUC). The settlement was approved unanimously by the commission.

     The settlement, which is equivalent to 9.4 percent of the water companies' revenues, enabled the rate increase to be put into effect immediately. In conjunction with the rate increase, the companies' current Distribution System Improvement Charge (DSIC)--which ranges from 2.2 percent to 5.0 percent--will return to zero percent and be rolled into their new base rates. Had the company had to fully litigate the case, the increases would not have been able to be implemented sooner than July.

     PSC is one of the nation's largest investor's water companies serving 1.8 million residents in Pennsylvania, Ohio, Illinois, New Jersey and Maine.

                                      # # #